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                                                                    Exhibit 10.2

                                                                 (CELANESE LOGO)

                                                           1601 West LBJ Freeway
                                                           Dallas, TX 75234-6034

August 30, 2005

Mr. John J. Gallagher III
10380 Windemere
Carmel, Indiana 46032

Dear Mr. Gallagher:

I am pleased to confirm our offer for the position of Executive Vice President and Chief Financial Officer for Celanese Corporation ("the Company"), effective August 31, 2005. Your position will be based at our Dallas, Texas headquarters and you will report to Dave Weidman, President and Chief Executive Officer of Celanese.

Base Salary
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Your base salary will be $675,000 per year, or $25,961.54 on a bi-weekly basis, payable in accordance with the Company's normal payroll practice.

Annual Bonus
------------
Your annual bonus opportunity at target will be 80% of your annual salary (the "Target"), with a payout range of 0% to 200% of Target. Our annual bonus plan comprises a number of financial and non-financial measures that, combined with your personal performance, determine your actual payment as determined annually by the Company. Your 2005 Bonus payable in 2006 will be guaranteed at Target and will be prorated based upon your date of employment.

Equity Participation
--------------------
In this key leadership role, you will be granted equity-based compensation in the Company and you will be expected to purchase and hold shares of Celanese stock for a period of time.

Upon your employment you will be granted 730,000 non-qualified stock options at the fair market value on date of grant. Forty percent of these options are subject to time-based vesting over a four and one-half year period, and 60% are subject to accelerated vesting over a four-year period based on attainment of certain Company financial measures.

Also upon your employment, you will receive a grant of $10,725,000 under the Company's Deferred Compensation Plan which, generally, contains vesting provisions aligned with the stock options and is paid out in cash subject to Blackstone's exit of a minimum 90% of their equity stake in the Company. As an inducement to accept our offer of employment, $725,000 of this Deferred Compensation grant would be paid to you upon your employment to assist in your purchase of Celanese shares as outlined below. This payment is considered compensation and is subject to statutory withholding.

The stock option grant and deferred compensation grant are contingent upon your purchase of Celanese shares valued at $600,000. These shares would be subject to trading restrictions for a period of approximately 2.5 years.

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Employee Benefits
During your employment, you will be entitled to participate in the Company's employee benefit plans as in effect from time to time, on the same basis as those benefits are generally made available to other senior executives of the Company. We offer medical and dental coverage, group life insurance (1 times annual base pay), a cash balance pension plan and a 401k plan that matches 100% of the first 5% of employee contributions.

Vacation
You will be entitled to four weeks annual vacation.

Relocation
The Company is prepared to assist in your relocation to the Dallas area under the provisions of our policy for newly hired homeowners. Generally, this policy provides for shipment of household goods, home sale and purchase assistance and a lump-sum payment to assist with various miscellaneous expenses associated with your relocation. Details concerning provisions of this policy will be discussed with you at your convenience.

Duration of Employment
Your employment with the Company is at-will, meaning that you or the Company may terminate your employment at any time for any reason with or without cause; provided, that you shall be required to give the Company at least thirty (30) days advanced written notice of any resignation by you. In the event that the Company terminates your employment without Cause (other than due to your death or disability) or, following a Change in Control you resign for Good Reason, subject to your continued compliance with the Confidentiality, Non-compete and Non-solicitation Agreements, you shall be entitled to receive continued payment of your base salary plus target bonus and welfare benefits for a period of one year following such termination of employment. These separation payments are in lieu of any cash severance or termination benefits that may otherwise be payable to you under any other plans, programs or arrangements of the Company.

"Cause" shall mean (a) your willful failure to perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness) for a period of 30 days following written notice by the Company to you of such failure, (b) your willful engaging in conduct which is demonstrably and materially injurious to the Company or its subsidiaries, monetarily or otherwise, (c) your conviction of, or plea of nolo contendere to a crime constituting a felony under the laws of the United States or any statue thereof or (d) your breach of the Employment, and Confidentiality, Noncompetition and Nonsolicitation Agreements.

A "Change in Control" shall mean (a) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" or "group" (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than Blackstone or its affiliates or (b) any person or group, other than Blackstone or its affiliates, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 51% of the total voting power


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of the voting stock of the Company, including by way of merger, consolidation or otherwise.

"Good Reason" shall mean (a) any reduction in your base salary or annual bonus opportunity, (b) a substantial diminution in your position or duties, adverse change in reporting lines or assignment of duties materially inconsistent with your position (other than in connection with an increase in responsibility or a promotion) or (c) a change in the location of the principle offices of the Company after which the Company requires your relocation out of the Dallas-Forth Worth metropolitan area; provided that the events described herein shall constitute Good Reason only if the Company fails to cure such event within 30 days after receipt from Executive of written notice of the event which constitutes Good Reason.

Confidentiality, Non-compete and Non-solicitation

As a condition of your employment, you will be required to execute agreements (the "Confidentiality, Noncompetition and Nonsolicitation Agreements") with the Company regarding protection and non-disclosure of confidential information and non-competition and non-solicitation. Copies of these agreements will be provided to you under separate cover.

This offer letter constitutes the full terms and conditions of your employment with the Company. It supersedes any other oral or written promises that may have been made to you.

This offer or employment is contingent upon the completion of a pre-employment drug screen, which can be arranged at your earliest convenience.

John, we are most enthusiastic about your joining the team. If these provisions are agreeable to you, please sign the enclosed copy of this letter and return it to me by fax 972-443-4439 at your earliest convenience.

Sincerely,

/s/ David A. Loeser
David A. Loeser
Sr. Vice President Human Resources & Communications


Cc: Dave Weidman




Agreed to this 30th day of August, 2005


/s/ John J. Gallagher
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John J. Gallagher




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